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Skip to content ExxonMobil Operations Energy and innovation Sustainability Newsroom Investors About us Global Annual Reports Report March 16, 2021 To our shareholders Letter from the Chairman To our shareholders share Print Top The past year was like no other in recent memory. The global pandemic took a tragic toll on people and communities, while severely impacting businesses, big and small. Yet, as is often the case, hardships bring out the best in people, as exemplified by the thousands of frontline workers, first responders and medical professionals who are battling the virus. An exceptional commitment was also displayed by thousands of ExxonMobil employees around the world who responded to the pandemic by serving their communities. I’m proud of the way they stepped up and made contributions to those in need of our products, from hand sanitizer and specialty products for protective equipment to fuel for first responders. Through extraordinary efforts, we kept operations running 24/7 while achieving strong safety and reliability performance. The impact of the pandemic on our business was severe. As economies shut down, energy consumption collapsed. For the first time in memory, all of our businesses faced simultaneous lows. We adjusted our capital investment plans, reducing spending last year by more than 30 percent, and developed future plans more flexible to market conditions and focused on priority areas that will deliver the strongest returns. These include our high-performance chemical projects, refinery upgrades and, in the Upstream, our advantaged assets in Guyana, the Permian Basin, and Brazil. Our recent reorganizations along value chains enabled us to reduce operating costs and improve efficiencies to better position ourselves for the future. Structural changes during the year resulted in reduced cash operating expenses of $3 billion. These savings grow to $6 billion a year by 2023 compared to 2019.1 We also continued to make strong progress on our plans to mitigate climate risk and position the company for success in a lower-carbon energy future. We met emission-reduction goals for methane and flaring and established new plans that are projected to be consistent with the goals of the Paris Agreement.2 Our forward plans are expected to reduce absolute Upstream greenhouse gas emissions by an estimated 30 percent by 2025 compared to 2016, and by the end of the decade, deliver industry-leading greenhouse gas performance and align our Upstream operations with the World Bank’s initiative to eliminate routine flaring.3 Other notable milestones in 2020 include: Our active Board refreshment program continued with two new directors added by the end of January 2021, which brings to six the number of independent directors added since 2015. In recent years the company has pursued additional board expertise in climate science, asset and risk management, and relevant industry experience. The average tenure for our directors is about six years, compared to an average of about eight years for companies in the S&P 500. In Guyana, Liza Phase 2 and Payara developments progressed, and we continued exploration success with three new discoveries, increasing the recoverable resource estimate on the Stabroek Block to nearly 9 billion oil-equivalent barrels. The Chemical business set a new record for polyethylene sales, reflecting demand growth for performance packaging and strong operating performance. We maintained our position as a global leader in carbon capture and storage (CCS), increasing captured carbon dioxide (CO2) to more than 120 million tonnes. This is well over twice the closest competitor and larger than the next five competitors combined.4 We look forward to playing an important role in the recovery and beyond - by providing energy and products that are critical to economic growth while minimizing environmental impacts. We support society’s aspiration of net-zero emissions by 2050 and its ambition to achieve a lower-carbon energy future. Darren W. Woods Chairman and CEO More recently, we announced the creation of a new business - ExxonMobil Low Carbon Solutions - to commercialize our extensive low-carbon technology portfolio and help society achieve the climate goals outlined in the Paris Agreement. This new business builds on the work of our Carbon Capture and Storage Venture established in 2018. The business will initially concentrate on CCS, advancing plans for over 20 opportunities around the world to enable large-scale emission reductions. It will also leverage ExxonMobil’s significant experience in hydrogen production and add other technology focus areas, such as advanced biofuels, as they mature to commercialization. Our research and development program is continuing to pursue breakthrough technologies to address emissions in the economy’s highest-emitting sectors: power generation, industrial, and commercial transportation. We plan to invest $3 billion in lower-emission energy solutions through 2025.5 Over the past two decades, we have invested more than $10 billion to research, develop, and deploy lower-emission energy solutions, resulting in highly efficient operations that have eliminated or avoided approximately 480 million tonnes of greenhouse gas emissions as of year-end 2019 - equivalent to the average annual energy demand of more than 55 million U.S. homes.6 New technologies will be critically important in the future as the global economy and energy use recover. The market fundamentals underpinning our business remain strong - growing populations and improved living standards will require more energy. The respected International Energy Agency projects that oil and gas will comprise 46 percent of the global energy mix in 2040 under their Paris Agreement-aligned Sustainable Development Scenario.7 We look forward to playing an important role in the recovery and beyond - by providing energy and products that are critical to economic growth while minimizing environmental impacts. We support society’s aspiration of net-zero emissions by 2050 and its ambition to achieve a lower-carbon energy future. The events of the past year were among the most difficult we’ve ever experienced, yet our employees rose to the challenge. This gives all of us at ExxonMobil tremendous confidence in our plans, our people, and our future. Thank you for investing in ExxonMobil. Darren Woods Chairman and CEO FOOTNOTES See page 126 of the 2020 Annual Report for footnotes. 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Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.